UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 28, 2018 (September 24, 2018)

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
(Exact Name of Registrant as Specified in Its Charter)

IOWA	000-53041	20-2735046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10868 189th Street, Council Bluffs, Iowa	51503
(Address of Principal Executive Offices)	(Zip Code)

(712) 366-0392
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section

Item 1.01	Entry into a Material Definitive Agreement.

                The information provided below in Item 5.02 with respect to Mr. Jerke’s Employment Agreement is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of CEO. On September 28, 2018, Southwest Iowa Renewable Energy, LLC.  (the “Company”) announced the retirement of its General Manager, President, and Chief Executive Officer, Brian T. Cahill.  Mr. Cahill will remain in his role with the company until his retirement on October 21, 2018. Having served as CEO through the entire fiscal year, Mr. Cahill will receive the full amount of the cash bonus for FY2018 under the Company’s cash incentive plan, as determined based on plan terms and Mr. Cahill’s year-end review with the Compensation Committee and the Board of Directors.  Pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”), Mr. Cahill will be fully vested in all Equity Participation Units awarded, and upon his retirement will receive payment for all Equity Participation Units awarded under the Plan at the time provided in the Plan.

In connection with his retirement, Mr. Cahill has agreed to provide transition services commencing on October 22, 2018 and ending on December 15, 2018.  Such services will include the support services that the new CEO may reasonably request.  Mr. Cahill’s compensation will continue at his current rate through this period.  Following the transition period, Mr. Cahill has agreed to provide support services requested by the new CEO at an hourly rate of $250 through the 2019 calendar year.

Hiring new CEO. On September 28, 2018, the Company also announced the appointment of Michael D. Jerke, 51, as General Manager, President and Chief Executive Officer of the Company. Mr. Jerke is a graduate of Iowa State University and has worked in the grain and ethanol industries since 1990.  Since June 2016 Mr. Jerke has been CEO and General Manager for Corn Plus, an ethanol production facility and Minnesota’s first ethanol plant. As CEO and General Manager he created an approach to bring the team and operations into a competitive position to assist with the turnaround of Corn Plus.  From April 2014 through April 2016, Mr. Jerke was Chief Executive Officer of Guardian Energy Management, an energy management company. Mr. Jerke’s responsibilities included building the executive team and developing organization structure to manage ethanol facilities. Previously, from 2009 through 2014, Mr. Jerke worked as the General Manager of Chippewa Valley Ethanol Company, an ethanol production company. Mr. Jerke is currently a director of the Renewable Fuels Association, the leading trade association for America’s ethanol industry.

On September 24, 2018, in connection with his appointment, Mr. Jerke and the Company entered into an Employment Agreement (the “Employment Agreement”), attached as Exhibit 10.1.  Pursuant to the Employment Agreement, the term shall begin on October 22, 2018 and will end upon the termination of Mr. Jerke’s employment by either Mr. Jerke or the Company, for any reason.  Mr. Jerke will be entitled to receive certain compensation and benefits in connection with his service as General Manager, President and Chief Executive Officer of the Company.  Mr. Jerke will be (a) entitled to a base compensation of $280,000.00, (b) eligible for a cash bonus, beginning with the fiscal year ending September 30, 2019, targeted at 40% of base salary and determined by Mr. Jerke’s individual contributions and Company metrics, (c) eligible for grants of equity awards under the Company’s Plan, with an initial $25,000.00 worth granted on the effective date and a target of $50,000.00 worth annually depending on the achievement of certain performance metrics, (d) entitled to a $25,000.00 signing bonus, and (e) entitled to reimbursement for certain travel and relocation expenses.

There are no arrangements or understandings between Mr. Jerke and any other person pursuant to which he was appointed as the Company’s General Manager, President and Chief Executive Officer. There is no family relationship between or among Mr. Jerke and any director, executive director, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Jerke has not been a party to any legal proceedings in the past ten years that are material to his position.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

A copy of the press release announcing the retirement of Mr. Cahill and the appointment of Mr. Jerke as the new General Manager, President and Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement, effective October 22, 2018, between Southwest Iowa Renewable Energy, LLC and Michael D. Jerke.

Exhibit 99.1	Press release dated September 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

	By:	/s/ Brett L. Frevert
Date: September 28, 2018		Brett L. Frevert
Chief Financial Officer and Principal Financial Officer